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                                                                 EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                           SYMBOL:  LANC
Wednesday, August 24, 2005                                      TRADED:  Nasdaq

                LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
                  DR. NEELI BENDAPUDI JOINS BOARD OF DIRECTORS

      COLUMBUS, Ohio, Aug. 24 -- Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 25 cents per share on the company's common stock, payable September 30, 2005, to shareholders of record on September 9, 2005. The board voted to continue the cash dividend at the higher level set nine months ago. At that time, the company marked 42 consecutive years of increasing cash dividends each year.

      John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, "The dividend reflects the company's continued strong financial position and will be the 169th consecutive quarterly cash dividend paid by the company since September 1963." He noted that this dividend brings the indicated annual payout for the current fiscal year ending June 30, 2006, to $1.00 per share, up from the 98 cents per share paid in the fiscal year ended June 30, 2005. Currently, the company has approximately 34,236,000 common shares outstanding.

The company also announced that Dr. Neeli Bendapudi, 41, has been elected to the Board of Directors effective August 24. Dr. Bendapudi is a distinguished associate professor of marketing at The Ohio State University's Fisher College of Business and a marketing consultant. Mr. Gerlach said, "We are very fortunate to have Dr. Bendapudi join our Board of Directors. She has received many teaching honors, including Fisher College awards for teaching at the undergraduate, MBA and Executive MBA levels, and a national Outstanding Marketing Teacher award from The Academy of Marketing Science." Dr. Bendapudi replaces Kerrii B. Anderson, who resigned due to other business time commitments.

      This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The company undertakes no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      ####

FOR FURTHER INFORMATION:     John B. Gerlach, Jr., Chairman and CEO
                             Lancaster Colony Corporation
                             Phone: 614/224-7141
                             -or-
                             Investor Relations Consultants, Inc.
                             Phone: 727/781-5577 or E-mail: lanc@mindspring.com